Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 10, 2015, with respect to the consolidated financial statements of Southwest Bancorp, Inc. incorporated by reference in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-229378) and related Proxy Statement/Prospectus of Simmons First National Corporation filed on February 12, 2019 for the registration of shares of its Class A Common Stock and Series C Preferred Stock.

/s/ Ernst & Young LLP

Dallas, Texas

February 12, 2019